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           PORTFOLIO ACCOUNTING AND ADMINISTRATION SERVICES AGREEMENT
           ----------------------------------------------------------

          THIS AGREEMENT is made as of the 1st day of May, 2002, by and between LEVCO SERIES TRUST, a Delaware business trust having its principal place of business in New York, New York (the "Trust") and VAN ECK ASSOCIATES CORPORATION ("the Administrator"), a Delaware corporation having its principal place of business in New York, New York.

                                   WITNESSETH:

          WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust wishes to retain the Administrator to provide certain accounting and administrative services, and the Administrator is willing to furnish such services;

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.   Appointment.
     ------------

The Trust hereby appoints the Administrator to provide certain accounting and administrative services to the Trust with respect to its investment portfolios for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish the services herein set forth. The Administrator agrees to comply with all relevant provisions of all applicable laws, including the 1940 Act and applicable rules and regulations in providing services. The Trust currently offers two series and one class of shares, but may, from time to time, issue additional series or separate classes or classify and reclassify shares of such series or class. The Administrator shall identify to each such Series or class of shares property belonging to such series or class and shall prepare such reports, confirmations. and notices to the series called for under this Agreement and shall identify the series or class of shares to which such report, confirmation or notice pertains in the event it is engaged by the series to perform the services herein contained respecting such series or class of shares.

2.   Delivery of Documents.
     ----------------------

The Trust will furnish the Administrator with properly certified or authenticated copies of such documents, resolutions and agreements and any amendments or supplements thereto, as the Administrator may, from time to time, request.

3.   Services on a Continuing Basis.
     -------------------------------

     (a) The Administrator will perform the following accounting functions on an ongoing basis:

         i. Monthly review of bank reconciliation status of open inquiries with the custodian related to trade settlement and income collection.

        ii.   Review of the monthly asset and liability reconciliation.

       iii.   Review of financial statements and trial balance.

        iv. Review of failed security transaction reports, and investigation of failed items.

         v. The NAV calculation pricing stratification (review of NAV for reasonableness) and other tax and SEC tests and pricing reviews (e.g., review of all equity positions with +/-5% price changes and bond positions with +/-1% price changes) constitute part of the minimum set of controls required industry-wide on all funds. Additional control procedures include:

        vi.   Weekly reconciliation of portfolio holdings.


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       vii.   Monthly review of aged income receivables and tax reclaims.

      viii. Maintain the Fund's accounting records - general ledger, investment ledgers and tax lots for investment holdings.

        ix.   Reconciliation of cash and currency balances.

         x. Journalize the investment, capital share and income and expense activities.

        xi.   Post to and review the Fund's daily trial balance.

       xii. Determine the Fund's net income, capital gains and losses, and foreign exchange gains and losses.

      xiii. Compute NAV of the Fund and disseminate to transfer agent and reporting agents (DST, Lipper, Micropal, Morningstar and ICI).

       xiv. Preparation of N-SAR, Annual and Semi-Annual Shareholders Reports, Rule 24f-2 Notice and Treasury forms.

        xv.   Preparation of periodical financial statements.

       xvi. Assist with the preparation of presentations to the Board of Trustees.

      xvii. Assist with the preparation of Federal income and excise tax returns and state income/franchise tax returns, where required.

     xviii. Determine and recommend the required amount of distribution from ordinary income and capital gains to avoid Federal income tax, personal holding taxes and excise tax.

       xix. Provide Form 1099-MISC to persons other than corporations to whom the Fund paid more than $600 during the year.

        xx. Estimate and monitor expense accruals throughout the year and review and process payment of expenses.

       xxi. Act as a liaison with the Fund's independent public accountants and provide account analyses, fiscal year summaries, and other audit-related schedules.

      xxii. Provide accounting and tax support for all aspects of the Fund's operation including the effects of any change in the Fund's structure.

     xxiii. Act as a liaison with regulatory agencies during their normal review of the Fund.

      xxiv.   Provide security transaction summaries by broker.

       xxv. Follow-up with custodian on settlement issues - fails, extended registration periods and, where there is an extended period between purchase and delivery of the security, arrange for financing with broker.

      xxvi. Obtain securities market quotations and exchange rates, review securities valuations from pricing services, maintain, if necessary, approved broker call list for quotes of securities that are not actively traded, calculate the market value and the cost value of the investment holdings and provide portfolio valuation detail.

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     xxvii.    Monitor reasonableness of prices for NAV and trace unusual price changes in individual positions to pricing sources and in consultation with portfolio manager, compliance, accounting and legal departments.

    xxviii. Verify and process buy/sell trade tickets upon receipt from the Adviser.

      xxix.    Provide tax-lot detail of the Fund's portfolio holdings.

       xxx. Administrator shall provide such other services and assistance relating to the affairs of the Trust as the Trust or the Trusts investment advisor may, from time to time, reasonably request; provided, however, that the Administrator shall have no Blue Sky responsibilities and shall not be responsible for IRS or SEC compliance or testing for such compliance.

(b) Administrator shall be responsible for the establishment and maintenance of client account and trading procedures, assistance in the resolution of any disputes regarding shares of the Trust held by insurance accounts, the performance of operational and regulatory duties as a NSCC Participant, and the notification to customers of declared dividends and capital gains.

(c) In carrying out its duties hereunder, as well as any other activities undertaken on behalf of the Trust pursuant to this Agreement, the Administrator shall at all times be subject to the control and direction of the Board of Trustees of the Trust.

4.   Expenses of the Administrator and the Trust.
     --------------------------------------------

(a)  Expenses of the Administrator.
     ------------------------------

The Administrator shall bear the ordinary and usual expenses of providing the services set forth in Paragraph 3(a), 3(b) and 3(c) of this Agreement (except such expenses which are expressly excluded), which shall include the salary costs and related expenses of the Administrator's employees, but shall exclude all reasonable out-of pocket expenses incurred by or on behalf of the Administrator for the benefit of the Trust. All costs and expenses not expressly assumed by the Administrator and all extraordinary expenses with the services hereunder shall be borne by the Trust or series thereof.

(b)  Expenses of the Trust.
     ----------------------

The Administrator shall be responsible for providing or arranging for a third party to provide the services set forth herein. Unless expressly set forth in this Agreement, the Administrator shall not bear any of the following expenses:

       i. The charges and expenses of any registrar, stock transfer or dividend-disbursing agent, custodian, depository or other agent appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;

      ii. The charges and expenses of auditors and outside accountants;

     iii. Brokerage commissions for transactions in the portfolio securities of the Trust;

      iv. All taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to federal, state or other U.S. or foreign governmental agencies;

       v. The cost of the Trust's stock certificates representing shares;

      vi. Expenses involved in registering and maintaining registrations of the Trust and of its shares with the SEC and various states and other jurisdictions, if applicable;

     vii. Expenses of shareholders' and Trustees' meetings, including meetings of committees, and of preparing, setting in type, printing and mailing proxy statements, quarterly reports, semi-annual reports, annual reports and other communications to shareholders;


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      viii.   Expenses of preparing and setting in type offering documents, and expenses of printing and mailing the same to shareholders;

        ix. Compensation and travel expenses of Trustees who are not interested persons of the Administrator within the meaning of the 1940 Act and travel expenses of Trustees who are "interested persons" of the Administrator and officers and employees of the Administrator when traveling on Trust business, such as attending shareholders' or Trustees' meetings, beyond one hundred miles from such person's principal place of business;

         x. The expense of furnishing, or causing to be furnished, to each shareholder, statements of account;

        xi. Charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust's corporate and financial structure, day-to-day legal affairs of the Trust and relations with its shareholders, issuance of Trust shares, and registration and qualification of securities under federal, state and other laws

       xii. The expenses of attendance at meetings of professional and trade organizations, such as the Investment Company Institute and regulatory agencies by officers and Trustees of the Trust and the membership or association dues of such organizations;

      xiii. The cost and expense of maintaining the books and records of the Trust, except those required to be maintained by the Administrator under this Agreement;

       xiv. The expense of the Trusts obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act, the expense of the Trusts obtaining and maintaining an errors and omissions policy and other insurance as may be appropriate;

        xv.   Interest payable on Trust borrowing; and

       xvi.   Postage.

5.   Records.
     --------

The books and records pertaining to the Trust, which are in the possession of the Administrator, shall be the property of the Trust. Such books and records shall be prepared and maintained by the Administrator as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during the Administrator's normal business hours. Upon the reasonable request of the Trust, the Administrator shall provide copies of any such books and records to the Trust or its authorized representative at the Trust's expense.

6.   Liaison With Accountants.
     -------------------------

If the Administrator shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice. The Administrator shall act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules. The Administrator shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Trust from time to time.

7.   Advice of Counsel.
     ------------------

If the Administrator shall be in doubt as to a question of law involved in any action that the Trust directs the Administrator to take or omit, the Administrator may, subject to the approval of the Trust, which approval may not be unreasonably withheld, retain, at the Trust's cost, counsel of its own

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choosing (who may be counsel for the Trust or, after consultation with the
Trust's officers, counsel to the Administrator).

8.   Indemnity.
     ----------

The Administrator shall be protected in any action or inaction which it takes in reliance on any directions or advice received from counsel retained pursuant to paragraph 7 of this Agreement, provided that the Administrator has acted prudently and in good faith believes its actions to be consistent with such directions or advice, as the case may be.

Nothing in this subsection shall excuse the Administrator when an action or omission on the part of the Administrator constitutes willful misfeasance, bad faith, negligence or reckless disregard by the Administrator of its duties under this Agreement.

9.   Compensation.
     -------------

As compensation for the services rendered by the Administrator during the term of this Agreement, the Trust will pay to the Administrator a fee, as set forth in Exhibit A attached hereto, as may be from time to time amended.

10.  Indemnification.
     ----------------

The Trust agrees to indemnify and hold harmless the Administrator and its employees, agents and nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act and any state and foreign securities laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request or on the direction of or in reliance on the advice of the Trust (upon oral or written instruction from an authorized agent or otherwise in connection with this Agreement, provided, that neither the Administrator nor any of its employees, agents or nominees shall be indemnified against any liability arising out of the Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

11.  Duties of the Administrator.
     ----------------------------

The Administrator shall be under no duty to take any action on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement.

The Administrator shall not be liable for any act or omission, which does not constitute willful misfeasance, bad faith or negligence on the part of the Administrator or willful misfeasance, bad faith or gross negligence of its agents or reckless disregard by the Administrator or its agents of their its duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, the Administrator in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any oral or written instruction, notice or other instrument which conforms to the applicable requirements of this Agreement and which the Administrator reasonably believes to be genuine; (b) delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply; provided that the Administrator or its agents have back up facilities and disaster recovery procedures that are reasonable in relation to the services provided under this Agreement. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

12.  Duration and Termination.
     ------------------------

This Agreement shall continue until termination by either party on 90 days written notice to the other, provided that this Agreement may be terminated by either party on 7 days written notice in the event of a

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material breach by the other party which remains uncured for 30 days following written notice thereof, which notice shall specify in reasonable detail the factual and/or legal basis for the breach.

13.  Further Action.
     ---------------

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

14.  Amendments.
     -----------

This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

15.  Miscellaneous.
     --------------

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to delegation and/or oral instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned by a party hereto without the consent of the other party.

16.  Limitation of Liability.
     ------------------------

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally but shall bind only the assets and property of the Trust as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Trust acting as such, and neither such authorization of the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in its Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Administrator and signed by an authorized officer of the Administrator.

17.  Privacy
     -------

The Administrator agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Further, the Administrator will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as such may be modified from time to time (the "Act"). Notwithstanding the foregoing, the Administrator will not share any nonpublic personal information concerning any of the Trust's shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.


LEVCO Series Trust                                        [SEAL]
By: ______________________________________                Attest: ________________________________________

Name: ___________________________________

Title: ____________________________________

Date: ___________________________________


Van Eck Associates Corp.

By: ______________________________________                [SEAL]

Name: ___________________________________

Title: ____________________________________               Attest: _________________________________________

Date: ___________________________________

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                                    EXHIBIT A

CURRENT FEE SCHEDULE

The Fund Accounting fees are passed through to the Fund from State Street Bank and Trust Company ("State Street"). These are the current fees charged by the service providers and may be changed at any time.

State Street (Fund Accounting)       $3558 per month per cusip*
-----------------------------       ---------------------------

     * Fee assumes that State Street will also be the Custodian; if not, the fee will increase by $750 per month per cusip. Fee assumes that Forum Shareholder Services, LLC will be the Transfer Agent.

VAN ECK
--------

For Van Eck's role for the oversight and implementation of the above mentioned functions. Actual costs of Fund Accounting will be reimbursed when billed and Van Eck will be paid as follows:

For the 12 months following the effective date of the agreement: $25,000 flat fee
Thereafter: to be determined (on a percentage of assets basis)


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